                                                                   Exhibit 10.18


                               SECURITY AGREEMENT

        This Security Agreement (as amended, modified or otherwise supplemented from time to time, this "SECURITY AGREEMENT"), dated as of January 12, 2002, is executed by Novatel Wireless, Inc. a Delaware corporation (together with its successors and assigns, "DEBTOR"), in favor of Sanmina-SCI Corporation, as secured party (together with its successors and assigns, "SECURED PARTY").

                                    RECITALS

        A. Debtor and Secured Party have entered into a Settlement Agreement, dated January 12, 2002, pursuant to which, Debtor has agreed, among other things, to purchase inventory from Secured Party (as amended, modified or supplemented from time to time, the "SETTLEMENT Agreement").

        B. In order to induce Secured Party to enter into the Settlement Agreement, Debtor has agreed to enter into this Security Agreement and to grant Secured Party the security interest in the Collateral described below.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

        1. Definitions and Interpretation. When used in this Security Agreement, the following terms have the following respective meanings:

               "COLLATERAL" has the meaning given to that term in Section 2 hereof.

               "COVERED OBLIGATIONS" means all obligations of Debtor set forth in Section II.A.3 and Section II.A.4 of the Settlement Agreement.

               "EVENT OF DEFAULT" means the occurrence of any of the following events:

               (a) Debtor fails to pay within 5 business days of the date when due any payment required under the terms of the Covered Obligations; or

               (b) Debtor fails to observe or perform any covenant, obligation, condition or agreement contained in any Covered Obligation or in this Security Agreement (except as specified in clause (a) above) and such failure continues for a period of 15 days after notice from Security Party; provided that if such failure cannot reasonably cured during such 15-day period and Debtor is diligently pursuing such cure, such 15-day period shall be extended for a reasonable time to accomplish such cure, but not to exceed 90 days; or

               (c) Any representation or warranty in this Security Agreement is false, misleading, incorrect or incomplete in any material respect when made or furnished; or

               (d) Debtor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) fail to pay its debts generally as they mature or admit in writing its inability to do the same; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; (v) become insolvent (as such term may be defined or interpreted under any applicable statute); (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vii) take any action for the purpose of effecting any of the foregoing; or

               (e) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Debtor or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Debtor or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced or an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement; or

               (f) either Section III.A.3 or Section III.A.4 of the Settlement Agreement or this Security Agreement or any material term hereof shall cease to be, or be asserted by Debtor not to be, a legal, valid and binding obligation of Debtor enforceable in accordance with its terms or if the Liens of Secured Party in any of the assets of Debtor shall cease to be or shall not be valid, perfected Liens or Debtor shall assert that such Liens are not valid, perfected Liens; or

               (g) A final judgment or order for the payment of money in excess of $5,000,000 (exclusive of amounts covered by insurance issued by an insurer not an affiliate of Debtor) shall be rendered against Debtor or any of its Subsidiaries and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Debtor or any of its Subsidiaries and such judgment, writ or similar process shall not be released, stayed, vacated or otherwise dismissed for a period of 30 days after issue or levy.

               "INDEBTEDNESS" means (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments,
(c) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business); (d) all obligations with respect to capital leases; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit; and (g) all guaranty obligations with respect to the types of Indebtedness listed in the foregoing clauses (a) through (f).

               "LIEN" means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction.

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Debtor; (b) the ability of Debtor to pay or perform the Obligations in accordance with the terms of the Covered Obligations or this Security Agreement and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default; or (c) the rights and remedies of Secured Party under the Covered Obligations, this Security Agreement or any related document, instrument or agreement (except for the Settlement Agreement).

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               "OBLIGATIONS" means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Debtor to the Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Covered Obligations or this Security Agreement, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Debtor thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding; provided that the aggregate amount of the Obligations secured hereby shall not exceed, on any date, $4,000,000. The portion of the Obligations which are secured shall be
(a) first, the total of that portion of the Obligations paid by Debtor to Secured Party within 91 days prior to the filing of any bankruptcy, receivership, assignment for the benefit of creditors, or similar case, matter or proceeding against or with respect to Debtor, any affiliate of Debtor or any of their assets (the "BANKRUPTCY DATE"), if any, (b) second, any unpaid Obligations existing on the Bankruptcy Date, if any, and (c) third, any remaining Obligations.

               "PERMITTED LIENS" means (a) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and mechanic's Liens, carrier's Liens and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements, (d) Liens in favor of Secured Party,(e) Liens in favor of Silicon Valley Bank or in favor of any Refinancing Senior Lender, (f) purchase money security interests in specific items of equipment, (g) leases of specific items of equipment, (h) Liens incurred in connection with the extension, renewal, or refinancing of indebtedness secured by liens of the type described in clauses
(e), (f), and (g) above; and (i) Liens permitted pursuant to the Senior Lender Documents.

               "PERSON" means an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

               "REFINANCING SENIOR LENDER" means bank or commercial finance company, or syndicate of lenders which make loans in the ordinary course of business and for which a bank or commercial finance company serves as agent, that refinances all or any portion of the obligations of the Debtor to Silicon Valley Bank and any to any other Refinancing Senior Lender.

               "SENIOR LENDER" means Silicon Valley Bank and any Refinancing Senior Lender.

               "SENIOR LENDER DOCUMENTS" means any agreements, instruments, and documents evidencing, securing, guaranteeing or otherwise relating to the obligations of Debtor to any Senior Lender.

               "SUBSIDIARY" means (i) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by Debtor; (ii) any partnership, joint

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venture or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned or controlled by Debtor; or (iii) any other entity included in the financial statements of Debtor on a consolidated basis.

               "TRANSACTION DOCUMENTS" means the Settlement Agreement and this Security Agreement.

               "UCC" means the Uniform Commercial Code as in effect in the State of California from time to time.

All capitalized terms not otherwise defined herein shall have the respective meanings given in the Settlement Agreement. Terms defined in the UCC and not otherwise defined herein shall have the respective meanings set forth in the UCC.

        2. Grant of Security Interest. As security for the Obligations, Debtor hereby pledges to Secured Party and grants to Secured Party a security interest in all right, title and interests of Debtor in and to the property described in Attachment 1 hereto, whether now existing or hereafter from time to time acquired (collectively, the "COLLATERAL").

        3. Representations and Warranties. Debtor represents and warrants to Secured Party that:


               (a) Due Incorporation, Qualification, etc. Debtor (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

               (b) Authority. The execution and delivery by Debtor of each Transaction Document and the performance by Debtor of the Covered Obligations and this Security Agreement and the consummation of the transactions contemplated by this Security Agreement (i) are within the power of Debtor and
(ii) have been duly authorized by all necessary actions on the part of Debtor.

               (c) Enforceability. Each Transaction Document has been duly executed and delivered by Debtor and each of the Covered Obligations and this Security Agreement constitutes a legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

               (d) Non-Contravention. The execution and delivery by Debtor of the Transaction Documents and the performance and consummation of the Covered Obligations and the transactions contemplated by this Security Agreement do not and will not (i) violate the Certificate of Incorporation or Bylaws of the Debtor or violate in any material respect any judgment, order, writ, decree, statute, rule or regulation applicable to Debtor; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which Debtor is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Debtor (other than any Lien arising under this Security Agreement) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to Debtor, its business or operations, or any of its assets or properties.

               (e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents by Debtor and the performance of the Covered Obligations and this Security Agreement and the consummation of the transactions contemplated by the Security Agreement, except for filings required to perfect security interest granted pursuant to this Security Agreement.

               (f) No Violation or Default. Debtor is not in violation of or in default with respect to (i) its Certificate of Incorporation or Bylaws or any judgment, order, writ, decree, statute, rule or regulation applicable to Debtor;
(ii) any mortgage, indenture, agreement, instrument or contract to which Debtor is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect.

               (g) Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Debtor, threatened against Debtor at law or in equity in any court or before any other governmental authority which (i) could reasonably be expected (alone or in the aggregate) to have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution or delivery by Debtor of the Transaction Documents or the performance by Debtor of the Covered Obligations or this Security Agreement or the transactions contemplated by this Security Agreement.

               (h) Collateral. (i) Debtor is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral, will be the owner thereof) free and clear of all Liens other than Permitted Liens; (ii) upon the filing of UCC-1 financing statements in the appropriate filing offices, Secured Party has (or in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) a perfected security interest in the Collateral to the extent that a security interest in the Collateral can be perfected by such filing, except for Permitted Liens;
(iii) all inventory has been (or, in the case of hereafter produced inventory, will be) produced in compliance with applicable laws, including the Fair Labor Standards Act; (iv) the accounts receivable and payment intangibles are genuine and enforceable against the parties obligated to pay the same; (v) the originals of all documents evidencing all accounts receivable and payment intangibles of Debtor and the only original books of account and records of Debtor relating thereto are, and will continue to be, kept at the chief executive office of Debtor set forth on Schedule B or at such other locations as Debtor may establish in accordance with Section 4(d), and (f) all information set forth in Schedules A and B hereto is true and correct.

        4. Covenants Relating to Collateral. Debtor hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien, except for Permitted Liens; (b) not to use or permit any Collateral to be used (i) in violation in any material respect of any applicable law, rule or regulation, or (ii) in violation of any policy of insurance covering the Collateral; (c) to pay promptly when due all taxes and other governmental charges, all Liens and all other charges now or hereafter imposed upon or affecting any Collateral; provided that Debtor may contest taxes in good faith and by appropriate proceedings; (d) without 30 days' written notice to Secured Party, (i) not to change Debtor's name or place of business (or, if Debtor has more than one place of business, its chief executive office), or the office in which Debtor's records relating to accounts receivable and payment intangibles are kept, (ii) not to change Debtor's state of incorporation, (iii) not to keep Collateral consisting of chattel paper at any location other than its chief executive office set forth in item 1 of Schedule B hereto, and (iv) not to keep Collateral consisting of equipment or inventory at any location other than the locations set forth in item 6 of Schedule B hereto, (f) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its

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Lien hereunder and the priority thereof and, subject to the provisions of the security agreement with any Senior Lender, to deliver promptly to Secured Party all originals of Collateral consisting of instruments; (g) to appear in and defend any action or proceeding which may affect its title to or Secured Party's interest in the Collateral; (h) to keep separate, accurate and complete records of the Collateral and to provide Secured Party with such records and such other reports and information relating to the Collateral as Secured Party may reasonably request from time to time; (i) not sell, encumber, lease, rent, or otherwise dispose of or transfer all or substantially all of the Collateral and to keep the Collateral free of all Liens other than Permitted Liens; (j) to comply with all material requirements of law relating to the production, possession, operation, maintenance and control of the Collateral (including the Fair Labor Standards Act); (k) to permit Secured Party and its representatives the right, at any time during normal business hours, upon reasonable prior notice, to visit and inspect the properties of Debtor and its corporate, financial and operating records, and make abstracts therefrom, and to discuss Debtor's affairs, finances and accounts with its directors, officers and independent public accountants; and (l) not to maintain any deposit account at a bank with respect to which Secured Party has not entered into a control agreement sufficient to perfect its security interest in such deposit account; provided, however, that at any time when the Inventory Purchase Commitment is equal to or less than $4,500,000, Debtor may maintain deposit accounts at any bank so long as it has used its commercially reasonable efforts to obtain a control agreement from such bank sufficient to perfect Secured Party's security interest in any such deposit account. Secured Party agrees that it will not exercise its rights under any control agreement unless an Event of Default has occurred and is continuing.

        5. Authorized Action by Secured Party. Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure so to do) any act which Debtor is obligated by this Security Agreement to perform but does not perform, and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; (e) pay any indebtedness of Debtor relating to the Collateral; and (f) execute UCC financing statements and other documents, instruments and agreements required hereunder; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (e) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Debtor agrees to reimburse Secured Party promptly upon demand for any reasonable costs and expenses, including reasonable attorneys' fees, Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession; provided, however, that Secured Party shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.

        6. Litigation and Other Proceedings

               (a) Debtor shall have the right and obligation to commence and diligently prosecute such suits, proceedings or other actions for infringement or other damage, or reexamination or reissue proceedings, or opposition or cancellation proceedings as are reasonable to protect any of the patents, trademarks, copyrights, mask works or trade secrets. If an Event of Default has occurred and is continuing, no such suit, proceeding or other actions shall be settled or voluntarily dismissed, nor shall any party be released or excused of any claims of or liability for infringement, without the prior written consent of Secured Party, which consent shall not be unreasonably withheld, delayed or conditioned.

               (b) Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right but not the obligation to bring suit or institute proceedings in the name of Debtor or Secured Party to enforce any rights in the Collateral, including any license thereunder, in which event Debtor shall at the request of Secured Party do any and all lawful acts and execute any and all documents reasonably required by Secured Party in aid of such enforcement. If Secured Party elects not to bring suit to enforce any right under the Collateral, including any license thereunder, Debtor agrees to use all reasonable measures, whether by suit, proceeding or other action, to cause to cease any infringement of any material right under the Collateral by any Person and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing necessary to prevent such infringement.

        7. Default and Remedies.

               (a) Default. Debtor shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default.

               (b) Remedies. Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by law, including the right to: (a) require Debtor to assemble the Collateral and make it available to Secured Party at a place to be reasonably designated by Secured Party; and (b) prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent Secured Party deems appropriate and in connection with such preparation and disposition, without charge, use any trademark, trade name, copyright, patent or technical process used by Debtor. Debtor hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable. In furtherance of Secured Party's rights hereunder, Debtor hereby grants to Secured Party an irrevocable, non-exclusive license (exercisable without royalty or other payment by Secured Party, but only in connection with the exercise of remedies hereunder) to use, license or sublicense any patent, trademark, trade name, copyright or other intellectual property in which Debtor now or hereafter has any right, title or interest together with the right of access to all media in which any of the foregoing may be recorded or stored.

        8. Miscellaneous.

               (a) Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Debtor or Secured Party under this Security Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at telecopier number or its address set forth below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

        Secured Party:       Sanmina-SCI Corporation
                             2700 North First Street
                             San Jose, CA  95134
                             Telephone: (408) 964-3600
                             Facsimile: (408) 964-3636
                             Attention:  General Counsel


        Debtor:              Novatel Wireless, Inc.
                             9360 Towne Centre Drive
                             San Diego, CA  92121
                             Telephone:     (858) 812-3415
                             Facsimile:     (858) 812-3414
                             Attention:     Melvin Flowers

               (b) Nonwaiver. No failure or delay on Secured Party's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

               (c) Amendments and Waivers. This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

               (d) Assignments. This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns; provided, however, that Debtor may not sell, assign (by operation of law or otherwise) or delegate rights and obligations hereunder without the prior written consent of Secured Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided that Debtor may merge with any Person so long as either (i) Debtor is the surviving Person or (ii) the surviving Person has assumed all obligations under the Covered Obligations and this Security Agreement.

               (e) Cumulative Rights, etc. The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, the Transaction Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's rights hereunder. Debtor waives any right to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

               (f) Payments Free of Taxes, Etc. Debtor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement. Upon request by Secured Party, Debtor shall furnish evidence reasonably satisfactory to Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

               (g) Partial Invalidity. If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

               (h) Expenses. If an Event of Default has occurred and is continuing, Debtor shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

               (i) Headings. Headings in this Security Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

               (j) Plural Terms. All terms defined in this Security Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.

               (k) Construction. This Security Agreement is the result of negotiations among, and has been reviewed by, Debtor, Secured Party and their respective counsel. Accordingly, this Security Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Debtor or Secured Party.

               (l) Entire Agreement. This Security Agreement, the Settlement Agreement and the other documents executed in connection with the Settlement Agreement, taken together, constitute and contain the entire agreement of Debtor and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

               (m) Other Interpretive Provisions. References in this Security Agreement to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Security Agreement refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. The words "include" and "including" and words of similar import when used in this Security Agreement shall not be construed to be limiting or exclusive.

               (n) Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules (except to the extent governed by the UCC).

               (o) Termination. This Security Agreement and all obligations of Debtor hereunder and all security interests granted hereby shall be released and terminated when all Covered Obligations have been indefeasibly satisfied in full. Upon such release and termination of all Covered Obligations and the security interest hereunder, all rights in and to the Collateral granted or pledged by Debtor hereunder shall automatically revert to Debtor, and Secured Party shall return any pledged Collateral in its possession to Debtor, or to the Person or Persons legally entitled thereto, and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to Debtor, or to the Person or Persons legally entitled thereto (and Debtor is authorized to do the same to the extent permitted by law) and to evidence or document the release of the interests of Secured Party arising under this Security Agreement, all as reasonably requested by, and at the sole expense of, Debtor.

        Debtor and Security Party have caused this Security Agreement to be executed as of the day and year first above written.

                                                 Novatel Wireless, Inc.


                                                 By:  /s/ Melvin L. Flowers
                                                    ---------------------------
                                                 Name: Melvin L. Flowers
                                                 Title: Senior Vice President
                                                        and Chief Financial
                                                        Officer

AGREED:

Sanmina-SCI Corporation,
as Secured Party


By:  /s/ Steven H. Jackman
    -----------------------------------
Name: Steven H. Jackman
Title: Vice President-Corporate Counsel

                                  ATTACHMENT 1

                              TO SECURITY AGREEMENT

        All right, title, interest, claims and demands of Debtor in and to the following property:

               (i) All goods and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

               (ii) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Debtor's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Debtor's books relating to any of the foregoing;

               (iii) All contract rights, general intangibles, health care insurance receivables, payment intangibles and commercial tort claims, now owned or hereafter acquired, including, without limitation, all patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media;

               (iv) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Debtor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Debtor (subject, in each case, to the contractual rights of third parties to require funds received by Debtor to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Debtor and Debtor's books relating to any of the foregoing;

               (v) All documents, cash, deposit accounts, letters of credit, letter of credit rights, supporting obligations, certificates of deposit, instruments, chattel paper, electronic chattel paper, tangible chattel paper and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Debtor's books relating to the foregoing; and

               (vi) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and the proceeds thereof.

                                   SCHEDULE A
                              TO SECURITY AGREEMENT

                                   COPYRIGHTS

   Description                     Registration Date                Registration No.
   -----------                     -----------------                ----------------
None.


                                     PATENTS

       Title                        Date Issued                      Patent No.
       -----                        -----------                      ----------
Multi-position PC card antenna      September 18, 2001               6,292,148
assembly

Duplexing antenna for portable      May 9, 2000                      6,061,024
radio transceiver

Pulse width modulation pulse        July 1, 1997                     5,644,311
shaper

Wireline interface for cellular     June 11, 1996                    5,526,403
telephone

Automatic level control circuit     August 1, 1995                   5,438,683
for dual mode analog/digital
cellular telephone

System for securing mobile          August 9, 1994                   5,337,345
telephones from unauthorized
transmission

Noise-reduction system              July 27, 1993                    5,231,407

Radio telephone using received      July 7, 1992                     5,129,098
signal strength in controlling
transmission power

Bus for a cellular telephone        April 28, 1992                   5,109,402

Power detector utilizing bias       August 27, 1991                  5,043,672
voltage divider for precision
control of an amplifier

RF power-control circuit            March 26, 1991                   5,003,270

RF power-control circuit            August 28, 1990                  4,952,886

Controlled output amplifier and     July 26, 1988                    4,760,347
power detector thereof

                               PATENT APPLICATIONS

          Title                     Application Date                 Application No.
          -----                     -----------------                ---------------
Method and Apparatus for            10/11/00                         09/976,703
Auto-Sleep of RF Wireless Modem

Method and Apparatus for            8/23/00; 8/23/01                 09/938,357
Distributed Data Transfer over
Multiple Independent Wireless
Networks

Distributed Architecture Wireless   8/11/00; 8/13/01                 09/925,566
RF Modem

Over the Air Wireless Data Modem    8/22/00; 8/22/01                 09/935,376
Programming

Method and Apparatus for a          8/11/00; 8/8/01                  09/925,565
Software Configurable Wireless
Modem Adaptable For Multiple
Modes of Operation

Method and Apparatus for A          8/11/00; 8/13/01                 09/929,252
Frequency Agile, Variable
Bandwith Radio Transceiver

Method and Apparatus for            8/23/00; 8/23/01                 09/935,484
Transmitter Noise Cancellation in
an RF Communications System

Systems and Methods for             3/5/01; 5/21/01                  60/273,760
Multi-Platform Wireless Modem

System and Methods for a Wireless   3/5/01; 5/21/01                  60/273,760
Modem Interface

Method and Apparatus for            9/16/01; 9/17/01                 60/322,535
Pass-through Charging of PDA by
Attachable Modem

Systems and Methods for A           2/21/01                          09/790,428
Wireless Modem Assembly

Systems and Methods for             5/18/01                          09/858,672
Intelligent Inter-System Handoff

Multi-Mode Cradle Adapter for PDA   5/21/01

Object Oriented Software            5/21/01                          09/961,508
Architecture for Software
Reconfigurable Wireless Modem

Systems and Methods for a Dialer    3/16/01                          60/276,800
Function

Systems and Methods for Using a     6/8/01                           09/877,886
Wireless Modem Card

Systems and Methods for An Energy   8/3/01                           09/925,238
Storage Based Power Supply Circuit

Method and Apparatus for Sharing    9/17/01                          60/322,535
an External Power Supply Between
a PDA and RF Wireless Modem

RF Wireless Modem - Minstrel 540    11/21/00                         29/133,103

Systems and Methods for Removable   2/21/01                          60/270,558
Attachment of an RF Wireless Modem

Dialer Application Display Screen   3/15/01                          29/138,653
for a Portable Computing Device

Wireless Modem Sleeve               3/19/01                          29/138,814

RF Wireless Modem - Minstrel S      11/21/00                         29/133,108

Method and Apparatus for Low        10/11/00                         60/239,776
Power Operation of RF Wireless
Modem

Method and Apparatus for a          9/11/00                          60/231,675
Universal Switched Capacitor
Radio Frequency Receive Filter

Method and Apparatus for            8/24/00                          60/227,723
Triggering a Mode Change in a
Software Radio

Icon for a Portable Computing       3/15/01                          29/138,656
Device Screen

Icon for a Portable Computing       3/15/01                          29/138,655
Device Screen

Icon for a Portable Computing       3/15/01                          29/138,659
Device Screen

Systems and Methods for             9/21/01                          09/961,459
Multi-Mode Wireless Communication

Wireless Modem                      2/23/01                          29/137,616

Display Screen for a Portable       3/15/01                          29/138,654
Computing Device

Adaptive Modem Architecture for     8/11/00                          60/224,727
Multiple Wireless Standards

Systems and Methods for a Dialer    3/16/01                          60/276,800
Function


                                   TRADEMARKS

        Mark                        Registration Date                Registration No.
        ----                        -----------------                ----------------

NWIDIRECT                           March 2, 2001                    76219167

NWIDIRECT.COM                       March 6, 2001                    76220816

Expedite                            March 30, 2001                   76236619

Novatel Wireless                    February 8, 2001                 76208493

Lancer                              April 3, 2000                    76016964

Merlin                              July 1, 1999                     75742650


                             TRADEMARK APPLICATIONS

        Mark                        Application Date                  Application No.
        ----                        ----------------                  ---------------

None.


                                   MASK WORKS

    Description                     Registration Date                Registration No.
    -----------                     -----------------                ----------------

None.

                                   SCHEDULE B
                              TO SECURITY AGREEMENT

                                 DEBTOR PROFILE

        1. NAME. The legal name of Debtor is and the address of its chief executive office is: Novatel Wireless, Inc., 9360 Towne Centre Drive, San Diego, CA 92121.

        2. ORGANIZATIONAL IDENTIFICATION NUMBER; FEDERAL EMPLOYER IDENTIFICATION NUMBER. The Debtor's organizational identification number in its state of incorporation is 2614230 and Debtor's federal employer identification number is 86-0824673.

        3. STATE OF INCORPORATION; PRIOR NAMES. Debtor was incorporated on April 26, 1996 in the state of Delaware. Since its incorporation Debtor has had the following legal names (other than its current legal name):

                                            Date Debtor's Name
        Prior Name                          Was Changed From Such Name
        ----------                          --------------------------

        None.

        4. Debtor does business under the following trade names:

        Trade Name        Is This Name Registered?     Registration No.     Registration Date
        ----------        ------------------------     ----------------     -----------------
        Novatel Wireless            Yes                   76208493          February 8, 2001

        5. PLACE OF BUSINESS. Debtor has the following places of business:


        Address                                           Owner of Location
        -------                                           -----------------
        9360 Towne Centre Drive, Suite 110                SICOR, Inc.
        San Diego, CA  92121                              19 Hughes
                                                          Irvine, CA  92618

        6715 8th Street, N.E.                             Sun Life Insurance Company of Canada
        Calgary, AB T2E 7H7                               140 4th Avenue
                                                          Calgary AB T2P 3N3

        6. ASSETS IN POSSESSION OF THIRD PARTIES. The following are names and addresses of all persons or entities other than Debtor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment:

        Name          Mailing Address              County               State
        ----          ---------------              ------               -----

        A portion of Debtor's inventory, in the ordinary course of business, if often held at third party contract manufacturers. Currently, Solectron is a bailee for certain of our inventory, Silicon Valley Bank has a lien on the inventory held by Solectron as further described in paragraph 8 below.

        7. QUALIFICATION TO DO BUSINESS. Debtor is qualified to do business in the following states:

        o       California

        o       Arizona

        8. EXISTING SECURITY INTERESTS. Debtor's assets are subject to the following security interest of Persons other than the Secured Party:

        Assets                              Name of Secured Party
        ------                              ---------------------

        All assets                          Silicon Valley Bank

        Agilient Technologies filed a UCC-1 securing approximately $350,000 in software lease payments. The payments are secured by a purchase money security interest in software evidenced by lease no. 90067081 entered into on October 30, 2000 and lease no. 72000333 entered into on April 27, 2000.

        9. SUBSIDIARIES. Debtor has the following subsidiaries (list jurisdiction of incorporation):

        Novatel Wireless Solutions, Inc., a Delaware corporation

        Novatel Wireless Technologies Ltd., incorporated in Alberta, Canada.

        10. SECURITIES; INSTRUMENTS. The following is a complete list of all stocks, bonds, debentures, notes and other securities and investment property owned by Debtor (provide name of issuer, whether certificated or uncertificated, certificate no. (if applicable), number of shares):

        None, except for subsidiaries listed in Number 9 above.

        11. BANK ACCOUNTS; SECURITIES ACCOUNTS: The following is a complete list of all bank accounts and securities accounts maintained by Debtor (provide name and address of depository bank (or brokerage firm), type of account and account number):

        See Schedule B-1 attached hereto.

                                                                    SCHEDULE B-1

                             NOVATEL WIRELESS, INC.

                            SUMMARY OF CASH ACCOUNTS




                             Intentionally Omitted.